UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	July 29, 2008

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (d)        Effective July 29, 2008, the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) voted to increase the size of the Board from eleven persons to twelve persons and to elect N. Thomas Linebarger as a new director to fill the vacancy created by such increase. Mr. Linebarger will serve as a Class I director with a term expiring at the Company’s 2010 annual meeting of shareholders.

        At the time of Mr. Linebarger’s election, he was not appointed to any committee of the Board, and there was no expectation concerning any such appointment.

        Effective August 1, 2008, Mr. Linebarger became President and Chief Operating Officer of Cummins Inc. (“Cummins”). Mr. Linebarger had served as Executive Vice President of Cummins and President of Cummins Power Generation since 2005. Mr. Linebarger served as Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003. Cummins designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products. Mr. Linebarger is also a director of Pactiv Corporation.

        The Company’s Director Compensation Policy is applicable to Mr. Linebarger as a non-employee director. In connection with Mr. Linebarger’s election to the Board, Mr. Linebarger will receive a pro rata portion of the current $100,000 annual retainer that the Company pays to non-employee directors, at least 50% of which will be paid in shares of the Company’s common stock and/or share units pursuant to an election of Mr. Linebarger under the Company’s Director Stock Plan. In addition, Mr. Linebarger will receive a grant of 1,000 share units, each representing the value of one share of the Company’s common stock, pursuant to the Company’s Director Stock Plan. Mr. Linebarger will receive this compensation following his first Board meeting as a director.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: August 1, 2008	By: /s/ Gail A. Lione
Gail A. Lione
Executive Vice President, General Counsel and Secretary